Exhibit 99.1

JoS. A. Bank Clothiers Declares 25% Stock Dividend

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Dec. 14, 2005--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market: "JOSB") announced that the Company's Board of Directors today declared a 25% stock dividend, the Company's third stock dividend in two years. Each shareholder of record as of January 27, 2006 will receive one additional share of common stock for every four shares then owned. As a result of the stock dividend, the number of outstanding shares of common stock will increase to approximately 17.1 million shares from approximately 13.7 million shares. The dividend shares will be distributed on February 15, 2006.
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 318 stores in 39 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB."
    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, the ability to source product from its global supplier base, the effectiveness of the Company's marketing programs, the availability of lease sites for new stores and the Company's ability to negotiate favorable lease terms, and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 29, 2005. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
             or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com